Exhibit 99.1

Staffing 360 Solutions Initiates Quarterly Cash Dividend

NEW YORK, January 30, 2019 - Staffing 360 Solutions, Inc. (NASDAQ: STAF), a company executing an international buy-integrate-build strategy through the acquisition of staffing organizations in the United States and the United Kingdom, today announced that its Board of Directors has initiated a dividend program under which we intend to pay a regular quarterly cash dividend of $0.01 per share to holders of our common stock. The first $0.01 per share dividend is payable on February 28, 2019 to shareholders of record as of February 15, 2019.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. is engaged in the execution of an international buy-integrate-build strategy through the acquisition of domestic and international staffing organizations in the United States and United Kingdom. The Company believes that the staffing industry offers opportunities for accretive acquisitions that will drive annual profitable revenues to $500 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering, IT, and Light Industrial staffing space. For more information, please visit: www.staffing360solutions.com. Follow Staffing 360 Solutions on Facebook, LinkedIn and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although Staffing 360 Solutions, Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein due to the Company’s ability to successfully raise sufficient capital on reasonable terms or at all, available cash on hand and contractual and statutory limitations that could impair our ability to pay future dividends, our ability consummate additional acquisitions and successfully integrate newly acquired companies, to organically grow our business, to successfully defend potential future litigation, changes in local or national economic conditions, the ability to comply with contractual covenants, including in respect of its debt, as well as various additional risks, many of which are now unknown and generally out of the Company’s control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Investor Relations Contact:
Harvey Bibicoff, CEO
Bibicoff + MacInnis, Inc.
818.379.8500  harvey@bibimac.com